Exhibit 2

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2022, by and among Arsenal Saturn Holdings LP (the “Purchaser”) and EQT Avatar Parent L.P. (the “Seller”) and each other Person who executes a joinder to this Agreement in the form set forth on Exhibit A hereto (a “Joinder”) as a co-investor pursuant to and in accordance with Section 5.3 hereof (each a “Co-Investor,” and, collectively, the “Co-Investors”). The Purchaser, the Seller and any Co-Investor are each a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Seller desire to sell the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Certara, Inc., a Delaware corporation (the “Company”), set forth on Exhibit B hereto (collectively, the “Shares”);

WHEREAS, the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is engaged in business, is not in the organizational stage or in bankruptcy or receivership, and is not a blank check, blind pool, or shell company that has no specific business plan or purpose or has indicated that the Company’s primary business plan is to engage in a merger or combination of the business with, or an acquisition of, an unidentified person;

WHEREAS, the Shares are securities of a class that has been authorized and outstanding for at least 90 days prior to the date of this Agreement;

WHEREAS, the Seller and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(7) of the Securities Act of 1933, as amended (the “Securities Act”), as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act; and

WHEREAS, the Purchaser desires to purchase the number of Shares set forth on Exhibit B on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

THE TRANSACTION; THE CLOSING

Section 1.1 The Transaction. On the terms and subject to the conditions set forth herein, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares for the purchase price (the “Purchase Price”) specified on such Exhibit B hereto (such transaction, the “Purchase and Sale”); provided that if any Co-Investor duly executes a Joinder in accordance with Section 5.3 hereof, the Seller agrees to sell to such Co-Investor, and such Co-Investor shall purchase, certain of the Shares as specified in such Joinder for the per share Purchase Price specified on such Exhibit B hereto, and the Purchaser’s obligation to purchase such Shares shall be relieved upon the completion of such purchase by such Co-Investor.

Section 1.2 The Closing. The closing of the Purchase and Sale (the “Closing”) shall take place at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by Applicable Law) of the conditions set forth in Section 1.4, Section 1.5 and Section 1.6 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) unless otherwise agreed in writing by the Purchaser and the Seller (x) at the offices of Simpson Thacher & Bartlett LLP, located at 425 Lexington Avenue, New York, NY 10017, (y) remotely by exchange of documents and signatures (or their electronic counterparts) or (z) at such place or through such other means as the Purchaser and the Seller agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3 Payment and Delivery. At the Closing, the Seller shall, on a receive versus payment basis, deliver, or cause to be delivered, to an electronic book-entry account in the name of the Purchaser and/or the applicable Co-Investors, in accordance with a schedule to be provided in writing by the Purchaser to the Seller no later than the second (2nd) Business Day prior to the Closing Date, which account shall be with Broadridge Corporate Issuer Solutions, Inc., as transfer agent for the Common Stock, the Shares against payment of the Purchase Price as set forth in Exhibit B hereto in immediately available funds by wire transfer from the custodian for the Purchaser and/or the applicable Co-Investors to the bank account of Broadridge Corporate Issuer Solutions, Inc., acting as custodian for the Seller, set forth on Exhibit C of this Agreement.

Section 1.4 Conditions to Each Party’s Obligation to Close. The obligations of the Seller and the Purchaser to effect the Purchase and Sale and consummate the Closing shall be subject to the satisfaction of the following conditions (or written waiver by Purchaser and the Seller to the extent permitted by Applicable Law) as of the Closing:

(a) The expiration or early termination of any and all applicable waiting periods (and any extension(s) thereof) imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

(b) No injunction or order by any court of competent jurisdiction that prohibits the consummation of the Closing and the other transactions contemplated hereby shall have been entered and shall continue to be in effect.

Section 1.5 Conditions of the Seller to Effect the Purchase and Sale. The obligation of the Seller to effect the Purchase and Sale and consummate the Closing shall further be subject to the satisfaction of the following conditions (or written waiver by the Seller to the extent permitted by Applicable Law) at or prior to the Closing:

(a) The representations and warranties of the Purchaser (and, if applicable, any Co-Investors) shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Purchaser (and, if applicable, any Co-Investors) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser (and, if applicable, any Co-Investors) at or prior to the Closing Date.

(b) The Purchaser (and, if applicable, any Co-Investors) having delivered to the Seller a certificate signed by an authorized officer of the Purchaser (and, if applicable, any Co-Investors) and dated as of the Closing Date, certifying as to the matters set forth in Section 1.5(a) hereof.

Section 1.6 Conditions of Purchaser to Effect the Purchase and Sale. The obligation of the Purchaser hereunder to effect the Purchase and Sale and consummate the Closing shall further be subject to the satisfaction of the following conditions (or written waiver by the Purchaser to the extent permitted by Applicable Law) at or prior to the Closing:

(a) The representations and warranties of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to the Closing Date.

(b) The Seller having delivered to the Purchaser a certificate signed by an authorized officer (or attorney-in-fact) of the Seller and dated as of the Closing Date, certifying as to the matters set forth in Section 1.6(a) hereof as it pertains to the Seller.

ARTICLE II

COVENANTS

Section 2.1 Conduct of the Purchaser. The Purchaser (and, if applicable, each Co-Investor) shall not, and shall cause each of its Affiliates not to, from the date this Agreement (or, in the case of an applicable Co-Investor, the date of such Co-Investor’s Joinder) is executed by the Parties (the “Execution Date”) until the first to occur of the Closing Date or the termination of this Agreement in accordance with its terms, take any action or fail to take any action that is intended to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Purchaser (or, if applicable, such Co-Investor) to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this of this Agreement.

Section 2.2 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the Purchaser (and, if applicable, each Co-Investor) and the Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including the Purchase and Sale, as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) As of the Execution Date, the Purchaser shall make, or cause to be made (including causing its “ultimate parent entities” as that term is defined in the HSR Act), such filings as may be appropriate or required by the HSR Act with respect to the transactions contemplated in this Agreement, and in all cases the Purchaser shall pay, or cause to be paid, and shall be responsible for, any and all statutory filing fees associated with any such filings. The Purchaser (including for Purchaser, by its “ultimate parent entities” as that term is defined in the HSR Act) and the Seller shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act; provided, that nothing herein shall prohibit the Purchaser or the Seller from, in good faith, seeking to limit the scope or content of any such request.

(c) The Parties shall advise each other promptly of any material communication from any Governmental Authority, and each Party shall (including for Purchaser, by its “ultimate parent entities” as that term is defined in the HSR Act) cause their respective counsel to furnish each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the relevant Party’s preparation of necessary filings or submissions under the provisions of the HSR Act. The Purchaser shall cause its counsel to supply to each other Party copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other Party when it becomes aware that any consent or approval referred to in this Section 2.2 is obtained, taken, made, given or denied, as applicable. Each Party shall promptly inform each other Party, and if in writing, furnish each other Party with copies of (or, in the case of oral communications, provide a summary of) any substantive communication from any Governmental Authority, and permit each other Party to review and discuss in advance, and consider in good faith the views of each other Party in connection with, any proposed substantive written or oral communication, correspondence, or submission to a Governmental Authority. No Party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquiries unless, to the extent practicable, it consults with the other Party in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive information provided to another Party or Person under this Section as “outside counsel only”, and may also redact materials provided pursuant to this Section (i) to remove references concerning the valuation of the Purchase Price, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to protect privileged attorney-client communications or attorney work product.

Section 2.3 No Publicity. No Party shall issue any press release or public announcement or public comment concerning this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement without obtaining the prior written approval of the Purchaser and the Seller (which approval will not be unreasonably withheld, delayed or conditioned), unless and only to the extent, in the judgment of such Person upon the advice of its outside counsel, disclosure is required by Applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such Person are listed; provided, that, to the extent disclosure is so required by Applicable Law, the Party intending to make such release, announcement, comment or disclosure of this Agreement shall use its commercially reasonable efforts consistent with Applicable Law to consult with the other Parties with respect to the text thereof in advance of such release, announcement, comment or disclosure of this Agreement. The foregoing shall not restrict any Party from (i) any customary disclosure by such Party or its Affiliates in connection with ordinary course business operations, including fund raising, marketing, borrowing or reporting obligations, or to their respective Affiliates or current or prospective lenders, limited partners, general partners or investors, in each case, subject to customary confidentiality obligations or (ii) disclosure in connection with any suit, litigation or legal proceeding by a Party to this Agreement.

Section 2.4 Financing.

(a) If applicable, following the execution of its Joinder and at all times prior to the Closing, each Co-Investor shall have uncalled capital commitments or other readily available funds sufficient to enable such Co-Investor to satisfy all of its obligations under this Agreement, including the payment of its applicable portion of the Purchase Price and any costs, fees and expenses of, or payable by, such Co-Investor.

(b) The Purchaser shall (i) take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable to obtain and consummate the Equity Financing described in the Equity Commitment Letter on the terms and conditions described in or contemplated by the Equity Commitment Letter in connection with the Closing, including (A) maintaining in full force and effect the Equity Commitment Letter, (B) satisfying on a timely basis (or obtain the waiver of) all conditions and covenants within Purchaser’s reasonable control applicable to the Purchaser in the Equity Commitment Letter that are to be satisfied by the Purchaser and to consummate the Equity Financing at or prior to the Closing, and (C) fully enforce its rights under the Equity Commitment Letter and (ii) comply with its obligations under the Equity Commitment Letter. The Purchaser shall not permit or consent to, without the consent of Seller, (A) any amendment, restatement, replacement, supplement, termination, repudiation, rescission, cancellation, expiration or other modification or waiver of any provision or remedy under, the Equity Commitment Letter, (B) any waiver of any provision or remedy under the Equity Commitment Letter, or (C) the early termination of the Equity Commitment Letter. The Purchaser shall furnish to the Seller a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Equity Commitment Letter promptly upon execution thereof. The Purchaser shall maintain the effectiveness of the Equity Commitment Letter until the transactions contemplated by this Agreement are consummated.

Section 2.5 Compliance Undertakings. The Purchaser (and, if applicable, each Co-Investor) hereby agrees to use its reasonable best efforts to provide the Seller with such information that is reasonably requested by the Seller in connection with the completion of its “anti-money laundering” and “know your customer” compliance undertakings applicable to the Seller or its Affiliates in connection with the consummation of the transactions completed by this Agreement.

Section 2.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the satisfaction of the closing conditions set forth in Section 1.4, Section 1.5 and Section 1.6.

ARTICLE III

PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser (and, if applicable, each Co-Investor) represents and warrants to each Seller, severally and not jointly, as of the date hereof (or, in the case of an applicable Co-Investor, the date of such Co-Investor’s Joinder) and as of the Closing, that:

Section 3.1 No Sale or Distribution. Such Person is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

Section 3.2 Accredited Investor Status. Such Person is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”).

Section 3.3 Reliance on Exemptions. Such Person understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying in part upon the truth and accuracy of, and such Person’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Person set forth herein in order to determine the availability of such exemptions and the eligibility of such Person to acquire the Shares.

Section 3.4 Information. Such Person has not relied on the Seller, EQT AB (“EQT”), EQT Fund Management S.à.r.l. (“EFMS”) (together, EQT and EFMS are the “Fund Managers”), any other funds and accounts managed by the Fund Managers, any other Affiliates of the Fund Managers or the Seller or any of their respective current or former partners, shareholders, members, managers, officers, directors, employees, representatives and agents of any of the foregoing (collectively, the “Seller Persons”) with respect to any legal, accounting or tax matters relating to the purchase of the Shares. Such Person has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Such Person has, independently and without reliance on the Seller or any other Seller Person, and based on such information concerning the sale of the Shares and the Company as such Person deemed appropriate, reliable and adequate, made its own investment analysis and decision to consummate the acquisition of the Shares. Such Person understands that its investment in the Shares involves a high degree of risk and is able to afford a complete loss of such investment and such Person believes that, by reason of its business and financial experience, it is capable of evaluating the merits and risks of the acquisition of the Shares and of protecting its own interests in connection with such acquisition.

Section 3.5 No Governmental Review. Such Person understands that no United States federal or state agency or any other government or Governmental Agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

Section 3.6 Transfer or Resale. Such Person understands that: (i) the Shares have not been and are not being registered under the Securities Act, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) such Person shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; and (ii) except with respect to such Person’s registration rights under the Registration Rights Agreement to be entered into by and among the Purchaser, Arsenal Capital Partners III LP, Arsenal Capital Partners III-B LP, and the Company dated as of the date hereof, neither the Company nor any other person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 3.7 Legends. Such Person understands that the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.”

Section 3.8 Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Person and shall constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 3.9 No Violation or Conflict; Consent. The execution, delivery and performance by such Person of this Agreement (including pursuant to a Joinder) and consummation by such Person of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of such Person, (ii) violate any decree or judgment of any court or other Governmental Authority applicable to or binding on such Person, (iii) violate any contract to which such Person is bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party or (iv) violate any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for any such violation, conflict, default, termination, amendment, acceleration or cancellation that would not, individually or in the aggregate, reasonably be expected to impair or delay such Person’s ability to perform its obligations under this Agreement in any material respect. No approvals or consent of any Governmental Authority or other persons (including, for the avoidance of doubt, the Company or its board of directors) is necessary in connection with the execution, delivery and performance by such Person of this Agreement, including the Purchase and Sale, except for (i) filings and expirations or terminations of the applicable waiting periods under the HSR Act or (ii) such approvals or consents (A) as have been obtained or made or (B) as would not, individually or in the aggregate, reasonably be expected to impair or delay such Person’s ability to perform its obligations under this Agreement in any material respect.

Section 3.10 Non-Public Information. Such Person acknowledges and agrees that: (A) the Seller and Seller Persons may now possess and may hereafter possess certain non-public information (the “Non-Public Information”) concerning the Company and/or the Shares that may or may not be independently known to such Person and (B) such Person has entered into this Agreement and agrees to consummate the transactions contemplated hereby notwithstanding that such Person is aware that Non-Public Information may exist and that such Non-Public Information may not have been disclosed by the Company or the Seller to such Person, and such Person confirms and acknowledges that neither the existence of any Non-Public Information, nor the substance of it, is material to such Person or such Person’s determination to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 3.11 No Litigation. There is no action, suit, proceeding or investigation pending or, to such Person’s knowledge, currently threatened against such Person that questions the validity of this Agreement, the right of such Person to enter into this Agreement or to consummate the transactions contemplated hereby or would otherwise impair or delay such Person’s ability to perform its obligations under this Agreement in any material respect. Such Person is not subject to any judgment or order by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to impair or delay such Person’s ability to perform its obligations under this Agreement in any material respect.

Section 3.12 No Brokers. Except as set forth on Schedule 3.12 attached hereto, no broker or finder has acted directly or indirectly for such Person in connection with this Agreement or the transaction contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of such Person.

Section 3.13 Financing.

(a) In the case of a Co-Investor only, (i) such Co-Investor, as applicable, has available to it as of the date of its respective Joinder, and will have available to it at the Closing and at all times prior to the Closing, uncalled capital commitments or other readily available funds sufficient to enable such Co-Investor to satisfy all of its obligations under this Agreement, including the payment of its applicable portion of the Purchase Price, and any costs, fees and expense of, or payable by, such Co-Investor, and (ii) such Co-Investor’s obligations under this Agreement to effect the Purchase and Sale and consummate the Closing or any of the other transactions contemplated hereby, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

(b) In the case of the Purchaser only: The Purchaser’s obligations under this Agreement to effect the Purchase and Sale and consummate the Closing or any of the other transactions contemplated hereby, are not subject to, or conditioned on, the receipt or availability of any funds or financing. The Purchaser has furnished the Seller with a true, correct and complete copy of the Equity Commitment Letter, pursuant to which the Funds have committed to invest, subject to the terms and conditions thereof, cash in the aggregate amount set forth therein for the purposes of funding the transactions contemplated by this Agreement (the “Equity Financing”). The Equity Commitment Letter has not been amended, supplemented or modified, and no provision thereof has been waived, prior to the date hereof, no such amendment, restatement, supplement, modification or waiver is contemplated or pending as of the date hereof, and the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated as of the date hereof. As of the date hereof, the Purchaser nor, to the knowledge of the Purchaser, any other counterparty thereto has committed any breach of any of its representations, warranties, covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter, and to the Purchaser’s knowledge as of the date hereof, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any of the Equity Commitment Letter, (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate or (iv) otherwise result in any portion of the Equity Financing not being available. There are no side letters or other contracts, arrangements or understandings, whether written or oral, related to the Equity Financing other than as expressly set forth in the Equity Commitment Letter furnished to the Seller. The aggregate proceeds contemplated to be provided under the Equity Commitment Letter will be sufficient when funded for the Purchaser to pay and satisfy in full the obligations pursuant to this Agreement to pay the Purchase Price payable at Closing in connection with the transactions contemplated by this Agreement. The Equity Commitment Letter is not subject to any conditions or other similar contingencies other than as expressly set forth therein and is in full force and effect and is a legal, valid, binding and enforceable obligation of the Purchaser and each of the other parties thereto. As of the date hereof, the Purchaser (A) has no reasonable basis to believe it will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Equity Financing, (B) knows of no fact, occurrence, circumstance or condition that would reasonably be expected to (1) cause the Equity Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions relating to the closing or funding of any portion of the Equity Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Equity Commitment Letter to not be available to the Purchaser on a timely basis (and in any event as of the Closing Date); and (C) knows of no potential impediment to the funding of any of the payment obligations of the Purchaser under this Agreement. Assuming the conditions set forth in Section 1.4 and Section 1.6 are satisfied at Closing, as of the date hereof, the Purchaser has no reason to believe that any of the conditions to the Equity Financing will not be satisfied or the full amount of the Equity Financing will not be available to the Purchaser on the Closing Date, and, as of the date hereof, the Purchaser is not aware of the existence of any fact or event as of the date hereof that would reasonably be expected to cause such conditions to the Equity Financing not to be satisfied or the full amount of the Equity Financing not to be available.

Section 3.14 Limited Guaranty. In the case of the Purchaser only, concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller the duly executed Limited Guaranty of the Funds guaranteeing the Purchaser’s payment obligations in respect of monetary damages.

Section 3.15 No Additional Seller Representations. Such Person acknowledges and agrees that none of the Seller nor any Seller Persons has made and none of them does make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and none of the Seller nor any Seller Persons has any obligations to such Person, whether express or implied, including fiduciary obligations, with respect to the transactions contemplated hereby.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Purchaser (and, if applicable, each Co-Investor), as of the date hereof (or, in the case of an applicable Co-Investor, the date of such Co-Investor’s Joinder) and as of the Closing, that:

Section 4.1 No General Solicitation or Advertising. The Seller and no person acting on the Seller’s behalf offered or sold Shares using general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D).

Section 4.2 Not an Issuer. The Seller is not an issuer nor a direct or indirect subsidiary of the Company.

Section 4.3 Underwriter Prohibition. The transactions contemplated by this Agreement are not with respect to a security that constitutes the whole or a part of an unsold allotment to, or a subscription or participation by, a broker or dealer as an underwriter of the security or a redistribution.

Section 4.4 Bad Actors Disqualified. The Seller, and no Person that has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the offer or sale of the Shares to the Purchaser (or, if applicable, any Co-Investor), including solicitation of purchasers for the Seller, is subject to: (i) an event that would disqualify an issuer or other covered person under Rule 506(d)(1) under Regulation D; or (ii) a statutory disqualification under Section 3(a)(39) of the Exchange Act.

Section 4.5 No Violation or Conflict; Consent. The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Seller, (ii) violate any decree or judgment of any court or other Governmental Authority applicable to or binding on the Seller, (iii) violate any contract to which the Seller is bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Seller is a party or (iv) violate any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for any such violation, conflict, default, termination, amendment, acceleration, or cancellation that would not, individually or in the aggregate, reasonably be expected to impair or delay the Seller’s ability to perform its obligations under this Agreement in any material respect. No approvals or consent of any Governmental Authority or other persons (including, for the avoidance of doubt, the Company or its board of directors) is necessary in connection with the execution, delivery and performance by the Seller of this Agreement, including the transfer of the Shares to the Purchaser (or, if applicable, any Co-Investor), except for (i) filings and expirations or terminations of the applicable waiting periods under the HSR Act or (ii) such approvals or consents (A) as have been obtained or made or (B) as would not, individually or in the aggregate, reasonably be expected to impair or delay such Seller’s ability to perform its obligations under this Agreement in any material respect.

Section 4.6 Title. (i) The Seller is the sole direct owner of the Shares, free and clear of any taxes and liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”), other than restrictions on resales of the Shares or other restrictions that may exist under applicable securities laws; (ii) the Shares to be delivered are not, and will not be as of the Closing Date, subject to any transfer restriction (including any transfer restriction in connection with any rights of first refusal, co-sale or similar rights), other than the restriction that the Shares have not been registered under the Securities Act and, therefore, cannot be resold unless it is registered under the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act (the “Permitted Transfer Restriction”); (iii) upon the transfer of the Shares to the Purchaser (or, if applicable, any Co-Investor), the Purchaser (or, if applicable, any Co-Investor) will acquire good and marketable title thereto, and will be the legal and beneficial owner of such the Shares, free and clear of any Encumbrances or transfer restrictions, other than the Permitted Transfer Restriction; and (iv) the Seller has not granted any person rights (including rights of first refusal, co-sale or similar rights), options, subscriptions or other agreements or commitments obligating the Seller with respect to the Shares, and the Seller has not granted any person a proxy that has not expired or been validly withdrawn.

Section 4.7 Authorization; Enforcement; Validity. The Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and to transfer its Shares to the Purchaser (or, if applicable, any Co-Investor) in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 4.8 Accredited Investor Status. The Seller is an “accredited investor” as that term is defined in Regulation D.

Section 4.9 Reliance on Exemptions. The Seller understands that the Shares are being acquired from it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to sell the Shares.

Section 4.10 Information. The Seller has not relied on the Purchaser (or, if applicable, any Co-Investor), any other Affiliates of such Person or any of their respective current or former partners, shareholders, members, managers, officers, directors, employees, representatives and agents of any of the foregoing (collectively, the “Purchasing Persons”) with respect to any legal, accounting or tax matters relating to the sale of the Shares. The Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its sale of the Shares. The Seller, independently and without reliance on the Purchaser (or, if applicable, any Co-Investor) or any Purchasing Persons, and based on such information concerning the sale of the Shares and the Company as the Seller deemed appropriate, reliable and adequate, made its own investment analysis and decision to consummate the sale of the Shares. The Seller believes that, by reason of its business and financial experience, it is capable of evaluating the merits and risks of the sale of the Shares and of protecting its own interests in connection with such sale.

Section 4.11 Non-Public Information. The Seller acknowledges and agrees that: (i) the Purchaser (and, if applicable, each Co-Investor) and the Purchasing Persons may now possess and may hereafter possess Non-Public Information concerning the Company and/or the Shares that may or may not be independently known to the Seller and (ii) the Seller has entered into this Agreement and agrees to consummate the transactions contemplated hereby notwithstanding that the Seller is aware that Non-Public Information may exist and that such Non-Public Information may not have been disclosed by the Company or the Purchaser (or, if applicable, any Co-Investor) to the Seller, and the Seller confirms and acknowledges that neither the existence of any Non-Public Information, nor the substance of it, is material to the Seller or to the Seller’s determination to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 4.12 No Litigation. There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, currently threatened against the Seller or, to the knowledge of the Seller, against the Company, that questions the validity of this Agreement, the right of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby or would otherwise impair or delay the Seller’s ability to perform its obligations under this Agreement in any material respect. The Seller is not subject to any judgment or order by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to impair or delay the Seller’s ability to perform its obligations under this Agreement in any material respect.

Section 4.13 No Brokers. No broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transaction contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

Section 4.14 No Additional Purchaser Representations. The Seller acknowledges and agrees that neither of the Purchaser (or, if applicable, any Co-Investor) nor any Purchasing Person has made and none of them does make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and neither of the Purchaser (or, if applicable, any Co-Investor) nor any Purchasing Person has any obligations to the Seller, whether express or implied, including fiduciary obligations, with respect to the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination; No Survival. This Agreement will become effective immediately upon execution and delivery by the Parties, being the Execution Date, and will remain in effect through the earliest of (a) the mutual termination of the Agreement by the Purchaser and the Seller; (b) the termination of this Agreement by either the Purchaser or by the Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment or Law prohibiting the consummation of the transactions contemplated by this Agreement and (c) March 31, 2023, if the Closing has not occurred on or before such date; provided, that (i) this right to terminate under Section 5.1(b) shall not be available to any Party if the issuance of such order, decree, judgment or law was primarily attributable to the failure of such Party to perform its obligations under this Agreement and (ii) this right to terminate under Section 5.1(c) shall not be available to any Party if the fact that the Closing has not occurred on or before March 31, 2023 was primarily attributable to the failure of such Party to perform its obligations under this Agreement. The Parties, intending to modify any applicable statute of limitations, acknowledge and agree that representations, warranties, covenants and agreements of the Parties contained in this Agreement or any other agreement or document executed in connection with this Agreement (including any certificate delivered pursuant to Section 1.5(b) or Section 1.6(b)) shall not survive beyond the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective representatives, except for (i) those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing and (ii) this ARTICLE V. Notwithstanding the foregoing, nothing in this Section 5.1 shall relieve any Party from any claims arising from such Party’s Fraud in connection with the transactions contemplated by this Agreement.

Section 5.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (x) on the date delivered, if personally delivered; (y) if an email address is given below, on the day of transmission if sent via email transmission to such email address given below; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next Business Day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)	If to the Seller, to:

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, New York 10036

Attention: Ethan Waxman

with a copy to each of the following:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Michael T. Holick

Email: ***

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: William B. Brentani and Frederick W.P. De Albuquerque

Email: ***

(b)	If to the Purchaser, to:

c/o Arsenal Capital Management LP

100 Park Avenue, 31st Floor

New York, NY 10017

Attn.: Chief Financial Officer, Frank Scrudato

Email: ***

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Ted M. Frankel, P.C. and Robert E. Goedert, P.C.

Email: ***

Section 5.3 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of each of the Purchaser and the Seller; provided that it is expressly understood and agreed that the Purchaser may assign all or any portion of its rights, interests and obligations hereunder to (i) an affiliated investment fund managed by Arsenal Capital Management LP or an investment vehicle controlled by an Affiliate of Arsenal Capital Management LP (“Arsenal Managed Vehicle”) or (ii) any Co-Investors who have executed Joinders to this Agreement, agreeing to be bound by the terms hereof, so long as the Shares to be purchased by such Co-Investors, in the aggregate, do not represent greater than $125,000,000 of the Purchase Price (based on the per share Purchase Price specified on such Exhibit B hereto), and the Purchaser shall have provided advance written notice to the Seller of the identity of such Co-Investors; provided, further, that no such assignment shall (a) relieve the Purchaser of its obligations hereunder (except solely for an obligation to purchase certain Shares from the Seller and pay the corresponding Purchase Price therefor to the extent any such Co-Investor completes such purchase of such Shares pursuant to a Joinder in accordance with the terms hereof and pays such corresponding Purchase Price), (b) impede or delay the Closing or require any regulatory filings, (c) be effective until the intended transferee of the assignment first executes and delivers to the Company a letter agreement in the same form as the Letter Agreement (with such changes as may be agreed by the Company in its sole discretion), which shall evidence such transferee’s agreement to be subject to the same terms and conditions as contained in the Letter Agreement; provided, however, that the terms of any such letter agreement with a Co-Investor shall not apply to any Shares held by such Co-Investor prior to the Closing Date; or (d) be permitted or recognized and the Purchaser shall not be permitted to make any assignment to any purported Arsenal Management Vehicle or Co-Investor unless and until such Arsenal Managed Vehicle or Co-Investor has first satisfied the customary “anti-money laundering” and “know your customer” compliance undertakings reasonably required by the Seller or its Affiliates in connection the consummation of the transaction contemplated in this Agreement in respect of such Arsenal Managed Vehicle or Co-Investor. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto and their permitted assigns any rights or remedies under this Agreement, except that the No Recourse Parties shall be third-party beneficiaries of Section 5.12.

Section 5.4 Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

Section 5.5 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING FROM THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 5.2 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR

PROCEEDING BROUGHT AGAINST THE PARTIES IN ANY SUCH COURT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PURCHASE AND SALE OF THE SHARES.

Section 5.6 Further Assurances. Each of the Parties hereto agrees that it shall from time to time on or after the date hereof do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any Party hereto in order to effectuate the transactions contemplated hereby, in each case, at the cost and expense of the requesting Party.

Section 5.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including via facsimile, email or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 5.8 Expenses. Each Party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the purchase and sale of the Shares; provided, that the Purchaser shall bear all expenses regarding, associated with, or relating to the preparation and filing of any filings by the Purchaser under the HSR Act.

Section 5.9 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Purchaser and the Seller or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 5.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York. “Fraud” means actual and intentional fraud under Delaware common law based upon a false representation or warranty expressly made in ARTICLE III or ARTICLE IV that the Party making such representation or warranty had knowledge at the time it was made was false and was made with the specific intent to deceive (excluding constructive and negligent fraud) in order to induce the other Party to act, or refrain from acting, and the other Party acted or did not act, as applicable, in reliance on such false representation or warranty and suffered damages as a result. “Equity Commitment Letter” means the equity commitment letter by and among Arsenal Capital Partners VI LP, Arsenal Capital Partners VI-B LP, Arsenal Capital Partners VI Executive LP (collectively, the “Funds”) and the Purchaser dated as of the date hereof. “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitration body or authority of the United States or any foreign country, or any state, local, tribal or other governmental or political subdivision thereof. “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. “Law” means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling or other legally-binding requirement of a Governmental Entity. “Limited Guaranty” means the Limited Guaranty made by Arsenal Capital Partners VI LP, Arsenal Capital Partners VI-B LP and Arsenal Capital Partners VI Executive LP in favor of the Guaranteed Parties (as that term is defined in the Limited Guaranty) dated as of the date hereof. “Letter Agreement” means the letter agreement to be entered into by and between the Purchaser and the Company dated as of the date hereof. “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (including any person or group as defined in Section 13(d)(3) of the 1934 Act). The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.11 Specific Performance. Each of the Parties to this Agreement acknowledges and agrees that the other Parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary contained in this Agreement, in the event of any breach or threatened breach by of any covenant, agreement, undertaking or commitment provided for herein, the Seller or the Purchaser, as applicable, entitled to the benefit of such covenant, agreement, undertaking or commitment shall be entitled to enforce specific performance of this Agreement or obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and specifically the performance by each Party hereto under this Agreement. The right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. Each Party to this Agreement hereby agrees to waive the defense in any such suit that the other Parties to this Agreement have an adequate remedy at law and hereby agrees to waive any requirement to post any bond or similar indemnity in connection with obtaining such relief. The equitable remedies described in this Section 5.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 5.12 No Recourse. This Agreement may only be enforced against, and any suit, action or proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates of any Party or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (“No Recourse Parties”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any suit, action or proceeding (whether at law, in equity in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any Party, and the Parties shall cause their respective No Recourse Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any No Recourse Party (other than a Party to the extent set forth in this Agreement). Notwithstanding the forgoing or anything else in this Agreement, this Section 5.12 shall not apply to, and shall in no way limit the rights of the Seller under the Equity Commitment Letter or Limited Guaranty.

Section 5.13 Purchaser’s Obligations. For the avoidance of doubt, to the extent that any Co-Investor pursuant to and in accordance with the terms and conditions of this Agreement becomes a party to this Agreement, the Purchaser shall remain and shall be responsible and liable for any and all obligations hereunder assumed by such Co-Investor. The Purchaser hereby agrees that a failure by any Co-Investor to perform any of its obligations hereunder shall not in any way delay or affect the consummation of the transactions contemplated by this Agreement or the payment by the Purchaser of the Purchase Price when required pursuant to Section 1.2 and Section 1.3, and the Purchaser hereby guarantees and shall perform any and all such obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLER:

EQT AVATAR PARENT L.P.

By: EQT Avatar Parent GP LLC, its general partner

By:	/s/ Adam Larsson
Name: Adam Larsson
Title: Authorized Signatory

By:	/s/ Ethan Waxman
Name: Ethan Waxman
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

PURCHASER:

ARSENAL SATURN HOLDINGS LP

By:	Arsenal Capital Investment VI LP, its general partner

By:	Arsenal Capital Group LLC, its general partner

By:	/s/ Frank Scrudato
Name: Frank Scrudato
Title: CFO

[Signature Page to Purchase Agreement]